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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-52265, 333-04835 and 333-64998 on Form S-3 and Registration Statement Nos. 333-09547, 333-33727, 333-39899, 333-87563 and 333-92252 on Form S-8 of Alaska
Air Group, Inc. and subsidiaries of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the method of accounting for goodwill, discussed in Note 15 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of Alaska Air Group, Inc. and subsidiaries for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Seattle, Washington
March 9, 2004